SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant (X)
Filed by a Party other than the Registrant ( )

Check the appropriate box:


( )  Preliminary Proxy Statement           (  )  Confidential, for Use of the
                                                 Commission Only (as permitted
                                                 by Rule 14a-6(e)(2))
( )  Definitive Proxy Statement
(X)  Definitive Additional Materials
( )  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                                   ESKIMO PIE
                (Name of Registrant as Specified in its Charter)


      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

(X)  No fee required

( )  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)  Title of each class of securities to which transaction applies:

     2)  Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     4)  Proposed maximum aggregate value of transaction:

     5)  Total fee paid:

( )  Fee paid previously with preliminary materials.

( ) Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:

     2)  Form, Schedule, or Registration Statement No.:

     3)  Filing Party:

     4)  Date Filed:

                          [Eskimo Pie Corporation LOGO]
                                 August 23, 1999


Dear Fellow Eskimo Pie Shareholders:

         As you know, Yogen Fruz World-Wide, Incorporated, a Canadian firm, is trying to take control of Eskimo Pie Corporation. You may have already received proxy materials from Yogen Fruz, seeking your vote to replace your current directors with its own hand-picked slate of nominees. The Yogen Fruz campaign is costing your Company a significant amount of money and causing your management team to spend a great deal of time protecting your interests against this group.

        YOGEN FRUZ'S INTERESTS ARE SELF-SERVING AND NOT THE SAME AS YOURS

o Every single member of the Yogen Fruz slate of nominees is either affiliated with or related to someone who is affiliated with Yogen Fruz. Five of its nominees are officers or directors of Yogen Fruz. One of them is a former director of a Yogen Fruz subsidiary and one is the father-in-law of a Yogen Fruz officer.

o Yogen Fruz has indicated that its sole agenda is to sell your Company. Are you concerned with the potential conflict of interest that would arise with Yogen Fruz, a direct competitor to Eskimo Pie, orchestrating the sale of your Company? Your Board is alarmed at the possibility that Yogen Fruz may sell the Company to a buyer who presents the least harm to their own business interests, as opposed to one that yields the best return to all shareholders.

o Yogen Fruz has stated in its proxy statement that it is no longer interested in purchasing Eskimo Pie, but only in selling your Company as a whole or in pieces. Yet in the August 10, 1999 edition of the Canadian newspaper, The National Post, Yogen Fruz management is quoted as saying that they may still bid for Eskimo Pie despite their pledge to only sell to a third party. If Yogen Fruz were to take control of your Company and then attempt to purchase it, do you think Yogen Fruz would be concerned with the best interests of all of the Company's shareholders or only its own best interests?

           WHICH SLATE OF DIRECTORS IS MORE LIKELY TO REPRESENT THE BEST
                         INTERESTS OF ALL SHAREHOLDERS?

o Your Board includes a majority of outside directors. Only one director is an officer or employee of the Company. The current directors are experienced, independent-thinking business people who are dedicated to representing the best interests of all shareholders.

o Your Board and management have sought and will continue to seek to increase the value of your Company through its recently announced Growth and Restructuring Plan. Your Board also remains open to any alternative, including a merger or acquisition, that is in the best interests of the Company and all of its shareholders.

o If a sale of the Company were to occur, the consent of the Company's licensor business partners is required for a new owner to use the brand names the Company licenses but does not own. Since Yogen Fruz competes with these other brands, it may have a difficult time obtaining the required consents. The current management is in a much better position to obtain such consents in order to obtain the highest potential value in any change of control.

                         COMPARE MANAGEMENT PERFORMANCE

o In the last six months, Eskimo Pie's sales have increased by 6% and profitability has increased by 30%. As evidenced by these financial results, the Growth and Restructuring Plan being implemented by Eskimo Pie's management team is yielding excellent results.

o In contrast, Yogen Fruz's profitability has eroded from C$10.4 million in net earnings for the nine months ending May 31, 1998 to only C$124,000 in the same period in 1999

                                DON'T BE MISLED!

o Your Board believes that Yogen Fruz's attempts to sell the Company would be perceived as a "fire sale" that may not produce an adequate price for all shareholders.

o If unable to sell the Company, your Board believes that Yogen Fruz would be ill-equipped to run Eskimo Pie based on the recent financial performance of Yogen Fruz. Yogen Fruz even states in its own Proxy Statement that it has "no specific plan for changing Eskimo's business operations" if it were unable to sell the Company.

o Don't just take our word for it - see what Yogen Fruz's own shareholders have to say. As reported in the July 2, 1999 edition of the National Post, Yogen Fruz's own general meeting was packed with angry shareholders ... "demanding answers for Yogen Fruz's lagging stock price."

                        ESKIMO PIE - FOCUSED ON THE BRAND

Your Board and management have developed and are implementing a strategic Growth and Restructuring Plan to maximize shareholder value. Initiatives underway include:

o Increased investments in advertising, promotion and product development for the core Eskimo Pie brand within the National Brands and Foodservice businesses,
o The exploration of the sale of non-core manufacturing assets, but only at prices accretive to shareholder value, and
o    The elimination of fixed overhead costs.

These efforts are well underway, the results of which can be seen in the year to date financial performance of the Company. The Company also expects continued improvement during the second half of the year with sales and operating profit exceeding those reported in the second half of 1998.

-------------------------------------------------------------------------------
                                PLEASE ALSO NOTE
-------------------------------------------------------------------------------
Yogen Fruz is soliciting your proxy to amend the Company's Bylaws to permit shareholders owning or having the right to vote at least 5% of the Company's outstanding capital stock to call a special meeting of shareholders, according to Yogen Fruz's Proxy Statement. Yogen Fruz failed to give the Company any notice of this proposal as required by the Company's Bylaws and therefore, in accordance with laws of the Commonwealth of Virginia and the Company's Bylaws, the proposal may not be brought before or voted on at the 1999 Annual Meeting of Shareholders. Yogen Fruz did give the Company notice of a proposal to amend the Company's Bylaws to permit shareholders owning or having the right to vote at least 15% of the Company's outstanding capital stock to call a special meeting of shareholders, and therefore this proposal may, if properly brought before the meeting, be voted on at the 1999 Annual Meeting of Shareholders. WE RECOMMEND THAT YOU VOTE AGAINST THIS PROPOSAL.


--------------------------------------------------------------------------------
                   PLEASE ALSO SEE THE ATTACHED PRESS RELEASE
--------------------------------------------------------------------------------


                             YOUR VOTE IS IMPORTANT!

o No matter how many or how few shares of Eskimo Pie Corporation you own, please vote FOR the Board's nominees and AGAINST the Yogen Fruz proposals by signing, dating and mailing the enclosed WHITE PROXY CARD.

o Do not return any BLUE proxy card sent to you by Yogen Fruz, even to vote against their nominees. Doing so will cancel your vote for your current Board's nominees.

o If you have already returned a proxy card sent to you by Yogen Fruz, you have every right to change your vote by signing and returning the enclosed WHITE PROXY CARD. Only your latest dated, properly executed card will count.

o If you own your shares in the name of a brokerage firm, your broker cannot vote such shares unless they receive your specific instructions. Please sign, date and return the enclosed WHITE PROXY CARD in the postage-paid envelope that has been provided.

If you have any questions or need assistance voting your shares, please call our proxy solicitor:

                     Corporate Investor Communications, Inc.
                                111 Commerce Road
                               Carlstadt, NJ 07072
                            Toll free: (877) 460-4351




                             PROTECT YOUR INVESTMENT

                    VOTE MANAGEMENT'S WHITE PROXY CARD TODAY

                 DO NOT VOTE ON THE BLUE PROXY CARD - DISCARD IT

                                   NEWS FROM:
                             ESKIMO PIE CORPORATION

901 Moorefield Park Drive                        Contact:  William T. Berry, Jr.
Richmond, Virginia  23236                             Telephone:  (804)-560-8490

                     FOR IMMEDIATE RELEASE: AUGUST 23, 1999

         RICHMOND, VIRGINIA (NASDAQ NNM: EPIE) - Eskimo Pie Corporation announced today that it received on Friday, August 20, 1999, a written proposal from a private investor group (the "Offeror"), to purchase 100% of the outstanding capital stock of the Company for cash at a purchase price of $10.125 per share. The proposal contains a number of conditions to the consummation of a transaction, including satisfactory completion of due diligence, obtaining of necessary financing, negotiation and execution of a definitive agreement and consent of the Company's licensors to the continuation of their licenses. The Offeror stated in its proposal that David B. Kewer, the Company's President and Chief Executive Officer, has been invited to be a part of the Offeror's group and to work with it upon consummation of the proposed transaction. The Company had extensive discussions with the Offeror in connection with the Company's previously disclosed exploration of strategic alternatives earlier in the year. However, this is the first time that the Offeror has submitted a formal proposal to the Company's Board of Directors.

         The Company also announced that it received a separate letter on Friday from its second largest shareholder, Peak Management, Inc., which owns approximately 10.7% of the Company's outstanding Common Stock, indicating its support for the Offeror's proposal.

         The Company's Board of Directors has formed a Special Committee composed exclusively of non-employee directors to consider the proposal and to explore other strategic alternatives for maximizing shareholder value. The Special Committee has retained financial and legal advisors to assist in this process. The Special Committee and its advisors are evaluating the proposal following discussions over the weekend between the Special Committee's financial advisors and representatives of the Offeror. The Company reiterated that the Board of Directors remains open to considering all viable strategic alternatives for maximizing shareholder value.

         Eskimo Pie Corporation, headquartered in Richmond, Virginia, created the frozen novelty industry in 1921 with the invention of the ESKIMO PIE ice cream bar. Today, the Company markets a broad range of frozen novelties, ice cream and sorbet products under the ESKIMO PIE, REAL FRUIT, Welch's, Weight Watchers Smart Ones, SnackWell's and OREO brand names. These nationally branded products are generally manufactured by a select group of licensed dairies who purchase the necessary flavors ingredients and packaging directly from the Company. Eskimo Pie Corporation also manufactures soft serve yogurt and premium ice cream products for sale to the commercial foodservice industry. The Company also sells a full line of quality flavors and ingredients for use in private label dairy products in addition to the brands it licenses.

                            - FOLD AND DETACH HERE -



                             ESKIMO PIE CORPORATION
               PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


      The undersigned hereby appoints David B. Kewer, Thomas M. Mishoe, Jr. and
F. Claiborne Johnston, Jr., jointly and severally, proxies, with full power to act alone, and with full power of substitution, to represent the undersigned and to vote, as designated below and upon any and all other matters which may properly be brought before such meeting, voting as specified on the reverse side of this card with respect to the matters set forth in the Proxy Statement, and voting in the discretion of the above-named persons on such other matters as may properly come before the Annual Meeting, all shares of Common Stock which the undersigned would be entitled to vote at the Annual Meeting of Shareholders of Eskimo Pie Corporation to be held on September 8, 1999, or any adjournment or postponement thereof.

PLEASE COMPLETE, SIGN AND DATE THE REVERSE SIDE OF THIS PROXY CARD AND PROMPTLY RETURN IT IN THE ENCLOSED ENVELOPE.

YOU MAY SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES, SEE REVERSE SIDE, BUT YOU NEED NOT MARK ANY BOX IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. THE PERSONS NAMED ABOVE AS PROXIES CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD.

                           (continued on reverse side)


THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2 AND AGAINST PROPOSALS 3 AND 4.



         The Board of Directors Recommends a Vote FOR Proposals 1 and 2

PROPOSAL ONE:  Election  Of  Directors  to serve  until 2000  Annual  Meeting of
               Shareholders.

Nominees:   Arnold H. Dreyfuss,  Wilson H. Flohr,  Jr., F.  Claiborne  Johnston,
            Jr., David B. Kewer, Daniel J. Ludeman, Judith B. McBee and Robert
            C. Sledd

      [ ] FOR all nominees listed above      [ ] WITHHOLD AUTHORITY to vote for
      (except as written on the line to          all nominees listed above
      the right)

(INSTRUCTION: To withhold authority to vote for any individual nominee listed above, write that nominee's name on the space provided below.)


--------------------------------------------------------------------------------

PROPOSAL  TWO:  Ratification  of  the  selection  of  Ernst &  Young  LLP as the independent auditors for the Corporation and its subsidiaries for the current fiscal year.

                 [  ]  FOR         [  ]  AGAINST          [  ] ABSTAIN



       The Board of Directors Recommends a Vote AGAINST Proposals 3 and 4

PROPOSAL THREE:  Yogen Fruz Proposal Regarding the Shareholder Rights Plan.

                 [  ]  FOR         [  ]  AGAINST          [  ] ABSTAIN



PROPOSAL  FOUR:  Yogen  Fruz  Proposal  Regarding  Shareholder's Ability to Call
                 Special Meeting.

                 [  ]  FOR         [  ]  AGAINST          [  ] ABSTAIN



I plan to attend the meeting. [   ]



SIGNATURE(S) _______________________________________     DATE __________, 1999



NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, give full title as such. If signing on behalf of a corporation, sign the full corporate name by authorized officer. The signer hereby revokes all proxies heretofore given by the signer to vote at the 1999 Annual Meeting of Shareholders of Eskimo Pie Corporation and any adjournment or postponement thereof.